Exhibit 10.3

AMENDMENT TO terms of employment

THIS AMENDMENT TO TERMS OF EMPLOYMENT (this “Amendment”) is entered into as of April 21, 2017 (the “Effective Date”), between Tile Shop Holdings, Inc. (the “Company”) and Kirk Geadelmann (“Executive”).

RECITALS

WHEREAS, the parties entered into a written agreement governing Executive’s employment with the Company as its Chief Financial Officer on August 12, 2014, which includes the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement attached as Exhibit A thereto (together, the “Employment Agreement”);

WHEREAS, the Company intends to provide the Executive certain benefits in the event of a Change of Control (as defined herein) or in the event of Executive’s termination without Severance Cause (as defined herein) or resignation for Good Reason (as defined herein); and

WHEREAS, the parties have mutually agreed to memorialize the terms of such agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Amendment, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.Scope.  The parties agree that the terms of the Employment Agreement remain in full force and effect except as modified by a specific provision of this Amendment.

2. Change of Control.

A. In the event of Change of Control of the Company (as defined in the Company’s 2012 Omnibus Award Plan (the “Plan”)), if the Executive is (a) not offered employment or continued employment by the Successor Entity (as defined in the Plan) upon consummation of such Change of Control, or (b) if prior to the first anniversary of such Change of Control, (i) the Executive is discharged by the Successor Entity other than for Cause (as defined in the Plan) or (ii) the Executive resigns from his employment with the Successor Entity as a result of a Constructive Termination (as defined below), all of the Executive’s unvested stock options will vest and become exercisable immediately prior to such Change of Control or cessation of employment, as applicable.

B. “Constructive Termination” will occur if the Executive resigns from his employment with the Successor Entity within thirty (30) days following (i) a material reduction in his annual base salary or job responsibility or (ii) the relocation of his principal office location to a facility or location located more than fifty (50) miles from his principal office location on the date of the Change of Control.

3.Severance.

A.If the Executive is terminated without Severance Cause (as defined below) or resigns for Good Reason (as defined below), he will be entitled to receive an amount equal to (i) his then-current base salary for a six-month period commencing with the effective date of his termination of employment with the Company (the “Severance Period”) and (ii) an amount equal to six (6) times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding his termination date. The foregoing amounts will be payable pro rata over the Severance Period in accordance with the Company’s normal payroll practices; provided, however, that the Company will not make any severance payments unless and until (x) the Executive executes and delivers to the Company a general release (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after his termination date and (z) all time periods for revoking the Release have lapsed. If the Executive is terminated during the month of December of any calendar year and is owed severance hereunder, no severance payments will be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to the Executive in December of the preceding calendar year will be paid to the Executive on the first date in January on which he would otherwise be entitled to any payment. Following the Executive’s termination date, all benefits offered by the Company, including health insurance benefits, will cease. From and after such date, the Executive may elect to continue his participation in the Company’s health insurance benefits at his expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice he will be provided and paying the monthly premium himself. Notwithstanding the above, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to him during the first six (6)

months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) will not be paid to the Executive until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

B. “Severance Cause” will mean (i) willful misconduct in connection with the Executive’s employment or willful failure to perform his responsibilities in the best interests of the Company, as determined by the Company’s Board of Directors; (ii) conviction of, or plea of nolo contendre or guilty to, a felony other than an act involving a traffic related infraction; (iii) any act of fraud, theft, embezzlement or other material dishonesty by him which harmed the Company; (iv) intentional violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; or (v) repeated failure to perform his duties and obligations of his position with the Company which failure is not cured within thirty (30) days after notice of such failure from the Company’s Board of Directors to him.

C. “Good Reason” for the Executive’s resignation will exist if the Executive resigns from his employment with the Company as a result of (i) a material reduction in his annual base salary or job responsibility or (ii) the relocation of his principal office location to a facility or location located more than fifty (50) miles from your current principal office location.

4. Representations. Executive represents and warrants that: (1) he has had the opportunity to review this Amendment with counsel of his own selection before signing it, (2) he has carefully read and understands this Amendment, and (3) he acknowledges that he is bound by the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement, and that he has complied with its terms in all respects and that he will continue to do so.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

TILE SHOP HOLDINGS, INC.

/s/ Chris Homeister

By: Chris Homeister

Chief Executive Officer

/s/ Kirk Geadelmann

Kirk Geadelmann